UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2026

TruGolf Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40970	85-3269086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 North 1400 West Centerville, Utah	84014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 298-1997

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TRUG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

As previously disclosed in a Current Report on Form 8-K filed on August 21, 2026, TruGolf Holdings, Inc. (the “Company”) received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, based on the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the Company’s stockholders’ equity was $2,060,281, and therefore, the Company did not satisfy the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”).

As previously disclosed in a Current Report on Form 8-K filed on October 9, 2026, the Company consummated the transactions set forth in an Acquisition Agreement dated August 17, 2026, as amended on September 8, 2026 and September 29, 2026 (the “Acquisition Agreement”), with 18141991 Canada Inc., a corporation incorporated under the federal laws of Canada and a wholly owned subsidiary of the Company (“SubCo”), and Polymath Research Inc., a corporation incorporated under the federal laws of Canada (“Polymath”) (the “Acquisition”). At the effective time of the Acquisition, Polymath shareholders received, on a pro rata basis, 257,494 shares of the Company’s Class A common stock and 136,956 shares of newly designated Series C convertible preferred stock.

Pursuant to the Acquisition Agreement, Polymath and SubCo amalgamated under the Canada Business Corporations Act and continued as one corporation (“Amalco”). Upon completion of the Acquisition, each of Polymath and SubCo ceased to exist as a separate entity, the assets and liabilities of each continued as assets and liabilities of Amalco, and Amalco became a wholly owned subsidiary of the Company.

In addition, as previously disclosed, on August 17, 2026, the Company entered into a Second Amendment, Waiver and Exchange Agreement with the holders of the Company’s Series A preferred stock (the “Series A preferred stock”), pursuant to which the Company agreed to issue new warrants (the “Series B preferred warrants”) to purchase shares of the Company’s newly designated Series B preferred stock (the “Series B preferred stock”) in exchange for outstanding warrants to purchase shares of Series A preferred stock. The closing of the exchange occurred upon completion of the Acquisition. On October 8, 2026, the Company entered into a Third Amendment, Waiver and Exercise Agreement (“Exercise Agreement”) with the holders of the Company’s Series B preferred warrants. Pursuant to the Exercise Agreement, certain holders of Series B preferred warrants exercised their Series B preferred warrants to purchase 3,278 shares of Series B preferred stock for an aggregate exercise price of $2,950,000 (stated value of $3,278,000) in exchange for additional Series B preferred warrants to purchase 3,000 additional shares of Series B preferred stock (the “Financing”).

As a result of the Acquisition, which added Polymath’s net assets to the Company’s consolidated balance sheet, and after giving effect to the Financing, the Company believes that, as of the date of this Current Report on Form 8-K, it has regained compliance with the Stockholders’ Equity Requirement.

Nasdaq has advised the Company that Nasdaq will continue to monitor the Company’s ongoing compliance with the Stockholders’ Equity Requirement and, if at the time of its next periodic report, the Company does not evidence compliance, that it may be subject to delisting.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2026	TRUGOLF HOLDINGS, INC.

	By:	/s/ Natalie Hirsch
	Name:	Natalie Hirsch
	Title:	Chief Financial Officer